Exhibit 99.1

China XD Plastics Board of Directors Approves Plan and Budget for Purchase of New Production Lines and R&D Equipment

HARBIN, China, June 13, 2011 /PRNewswire-Asia-FirstCall/ -- China XD Plastics Company Limited ("China XD Plastics" or the "Company"), (Nasdaq:CXDC - News), one of the leading Chinese manufacturers engaged in the development, manufacture, and distribution of modified plastics primarily for use in automotive applications in China, today announced that its Board of Directors has approved the plan and budget for subsidiary Harbin Xinda Macromolecule Material Co., Ltd. ("Harbin Xinda") to acquire 20 fully automatic modified plastics production lines and has authorized the management to implement the plan. The additional 20 production lines, which will be utilized mainly for the manufacture of higher value-added products, are expected to increase annual production capacity by 90,000 metric tons. In order to accelerate the Company's development of new products, Harbin Xinda will also purchase 77 sets of specialized research and development equipment to meet the growing demand for new, and higher value-added product development and inspection.

Based on current estimates, the total purchase price for the new equipment will be approximately RMB 278 million (or US$42.8 million), including approximately RMB 254 million (or US$39.1 million) for the 20 production lines and their auxiliary equipment and approximately RMB 24 million (or US$3.69 million) for the 77 sets of Research & Development ("R&D") and inspection equipment. Harbin Xinda will fund the purchase of the aforementioned equipment with its existing cash on hand, while diligently further improving its operation cash flow through  more efficient management of account receivables, prepayment to suppliers and inventory.

Mr. Jie Han, Chairman and CEO of China XD Plastics, said, "The approval of our plan to purchase an additional 20 production lines and new R&D testing equipment will enable the Company to achieve its production capacity target one year ahead of our original schedule, as well as upgrading the efficiency and effectiveness of our equipment. In addition, the new production lines will allow us to increase production of higher-value-added and higher-margin products and maintain our leading position among our domestic peers, which is a key element of our long-term production capacity expansion strategy. The underlying fundamentals of our industry remain strong, and we are confident that we will be able to maintain on our strong growth track record to continuously and steadily maximize shareholder value."

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly owned subsidiary, Harbin Xinda Macromolecule Material ("Xinda"), develops, manufactures, and distributes modified plastics, primarily for automotive applications. The Company's specialized plastics are used in the exterior and interior trim and in the functional components of more than 60 automobile brands manufactured in China, including AUDI, BMW, Toyota, Buick, Mazda, VW Golf, Jetta, and Hafei new energy vehicles. The Company's wholly-owned research center is dedicated to the research and development of modified plastics, and benefits from its cooperation with well-known scientists from prestigious universities in China. As of December 31, 2010, 177 of Xinda's products have been certified for use by one or more of the automobile manufacturers in China. For more information please visit http://www.chinaxd.net.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company's ability to raise additional capital to finance the Company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the Company's business and operations; the Company's ability to successfully expand its production capacity; the future trading of the common stock of the Company; the Company's ability to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company's ability to protect its proprietary information; general economic and business conditions; the volatility of the Company's operating results and financial condition; the Company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:

China XD Plastics Company Limited
Mr. Taylor Zhang, CFO
Phone: +1-212-747-1118 (New York)

Mr. Tienan Han, IR Manager
Phone: +86-451-8434-6600 (Harbin)
Email: cxdc@chinaxd.net

Taylor Rafferty (US):
Bryan Degnan
Phone: +1-212-889-4350
ChinaXD@Taylor-Rafferty.com

Taylor Rafferty (HK):
Mahmoud Siddig, Managing Director
Phone: +852-3196-3712
ChinaXD@Taylor-Rafferty.com